UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2004
Date of Report (Date of earliest event reported)

COOL CAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

MINNESOTA	000-27147	95-4705831
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

698 Seymour Street, Suite 311
Vancouver, British Columbia	V6B 3K6
(Address of principal executive offices)	(Zip Code)

(604) 688- 8619
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS AND REGULATION FD DISCLOSURE.

Agreement and Plan of Merger with NorPac Technologies, Inc. (“NorPac”), a wholly-owned subsidiary of the Company, (the “Merger Agreement”), for the merger of the Company and NorPac (the “Merger”).

The purpose of the Merger is to reincorporate the Company as a Nevada corporation with NorPac being the surviving corporation. NorPac was incorporated for the purposes of completing the reincorporation of the Company in Nevada. Upon completion of this reorganization, the surviving corporation will be named “NorPac Technologies, Inc.”

The terms and conditions of the Merger Agreement are summarized below under the heading “The Merger Agreement”.

Description of the Business of Cool Can

Cool Can is in the business of developing and marketing a patented unique proprietary technology which is intended to allow for the licensing and manufacture of a commercially viable self-chilling beverage container. The Company is currently in the development stage of its business.

The Merger Agreement

On closing of the Merger Agreement:

  NorPac will be the surviving corporation of the Merger and will continue to operate the Company's business.

  The Company’s shareholders will receive one share of common stock of NorPac for each 20 shares of the Company’s common stock they own.

  Each 20 options granted to the Company’s option holders to purchase or otherwise acquire shares of the Company’s common stock will be subsequently converted into one option to purchase or otherwise acquire shares of NorPac common stock under the same terms and conditions.

  Each Cool Can 10% convertible note holder will have their notes converted into NorPac convertible notes on the same terms and conditions as the Cool Can 10% convertible note, subject to the new conversion price of the lesser of $0.02 or 50% of the average trading price of the surviving corporation’s common stock for the 10 trading days immediately preceding the date of conversion shares of common stock of the surviving corporation.

The Merger Agreement was approved by the stockholders of the Company at a special meeting on June 21, 2004.

The shares of NorPac’s common stock to be issued to the Company’s stockholders on completion of the Merger will not be registered with the Securities and Exchange Commission or the securities commission of any U.S. state, and will be issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended.

Closing of the Merger Agreement

The Merger will be effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Minnesota. The Company intends to file the Articles of Merger in applicable States on or about July 12, 2004.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit	Description

10.1	Agreement and Plan of Merger Agreement dated effective May 21, 2004 among Cool Can Technologies, Inc. and NorPac Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOL CAN TECHNOLOGIES, INC.

Date: July 6, 2004
	By:	/s/ Bruce Leitch

BRUCE LEITCH
President